Exhibit 99.1

CONTACT: David Foy (203) 458-5850

WHITE MOUNTAINS REPORTS

ADJUSTED BOOK VALUE PER SHARE OF $429

HAMILTON, Bermuda (October 29, 2010) — White Mountains Insurance Group, Ltd. reported an adjusted book value per share of $429 at September 30, 2010, an increase of 6% for the quarter and 3% for the first nine months of 2010, including dividends.

Ray Barrette, Chairman and CEO, commented, “It was a good quarter, despite a loss at WM Life Re resulting from significantly lowered surrender assumptions. Investment results were strong, helped by the falling dollar. Underwriting results were good across the board. OneBeacon completed the sale of Personal Lines (ex. AutoOne), and returned $256 million to shareholders through a $2.71 per share dividend.  White Mountains Re had a strong quarter, helped by relatively low catastrophe claims including a small loss of $3 million on the New Zealand earthquake.  Esurance continued to produce solid premium growth at acceptable combined ratios.  We continue to buy back shares at significant discounts to book value.”

Adjusted comprehensive income was $178 million in the third quarter and $60 million in the first nine months of 2010, compared to $243 million in the third quarter and $469 million in the first nine months of last year.  Net income was $51 million in the third quarter and $14 million in the first nine months of 2010, compared to $160 million in the third quarter and $370 million in the first nine months of last year.

OneBeacon

OneBeacon’s book value per share increased 6% for the third quarter and 7% for the first nine months of 2010, including dividends. The GAAP combined ratio for the third quarter of 2010 was 95% compared to 97% for the third quarter of last year, while the GAAP combined ratio for the first nine months of 2010 was 102% compared to 95% for the first nine months of last year. The decrease in the combined ratio for the quarter was primarily due to 5 fewer points of catastrophe losses compared to last year.  The increase in the combined ratio for the first nine months was primarily due to large loss activity and catastrophe losses earlier in 2010.  OneBeacon’s combined ratio benefited from favorable loss reserve development of 4 points and 3 points for the third quarter and first nine months of 2010 compared to 4 points for both the third quarter and first nine months of last year.

Mike Miller, CEO of OneBeacon, said, “Overall, our results were solid, with strong results from investments and specialty businesses. We completed the Personal Lines sale in July. Part of the capital freed up by the sales of Personal and non-specialty Commercial Lines was returned to shareholders in the form of a special dividend. We are well capitalized, our reserves are in good shape and we see targeted growth opportunities in Specialty Lines.”

Net written premiums were $288 million in the third quarter and $1,003 million in the first nine months of 2010, a decrease of 43% and 32% from the comparable periods of 2009, reflecting the recent transactions. Specialty Lines premiums increased 5% for the third quarter and 7% for the first nine months of 2010.

In July 2010, OneBeacon closed the sale of its Personal Lines business and recorded an after-tax gain of approximately $19 million on the sale, which is in addition to a $6 million tax benefit booked in the second quarter. During the third quarter, OneBeacon also paid a combined regular and special dividend of $256 million ($2.71 per share), of which White Mountains received $194 million.

White Mountains Re

White Mountains Re’s GAAP combined ratio for the third quarter of 2010 was 78% compared to 79% for the third quarter of last year, while the GAAP combined ratio for the first nine months of 2010 was 102% compared to 82% for the first nine months of last year.

Allan Waters, CEO of White Mountains Re, said, “Our third quarter results benefited from the absence of major hurricane losses.  Our net loss from the September 3rd New Zealand earthquake is estimated at $3 million.  Our reserves are in good shape including the Chile earthquake reserves.  Our trade credit and accident and health lines are producing profitable growth, more than offsetting modest declines in our property business.”

The third quarter of 2010 included $19 million (9 points) of natural catastrophe losses, net of reinsurance and reinstatements, compared to $21 million (10 points) in the third quarter of 2009, primarily from windstorm and flood losses in Europe.  Partially offsetting these losses was $14 million (7 points) of favorable loss reserve development in the third quarter of 2010, compared to $18 million (9 points) of favorable loss reserve development in the third quarter of 2009 that was due primarily to a $20 million cession of losses under the retrocessional reinsurance contract described below.  The first nine months of 2010 included $176 million (28 points) of natural catastrophe losses, net of reinsurance and reinstatements, including $130 million of Chile earthquake losses, $10 million from the flood losses in Europe, and $7 million from European storm Xynthia.  The first nine months of 2009 included $45 million (7 points) of natural catastrophe losses, net of reinsurance and reinstatements, primarily from European winter storm Klaus.  Partially offsetting these losses was $27 million (4 points) of favorable loss reserve development in the first nine months of 2010, compared to $23 million (4 points) of favorable loss reserve development in the first nine months of 2009 that was primarily due to $20 million of losses ceded under the retrocessional reinsurance contract described below.

Net written premiums were up 9% for the quarter and 10% for the first nine months.  These increases were primarily due to increases in the trade credit and accident & health lines and, for the first nine months, the effects of foreign currency translation.

In the third quarter of 2009, White Mountains Re ceded $20 million of losses and $10 million of premiums under a retrocessional reinsurance contract related to the 2001 accident year.  In addition, there were $7 million of interest charges on funds held under the contract.  As a result, the total impact of the cession was to increase pre-tax income by $3 million ($2 million after-tax).  Excluding the impact of the cession, White Mountains Re’s combined ratio for the third quarter and first nine months of 2009 was 85% and 84%.

Esurance

Esurance’s adjusted combined ratio for the third quarter of 2010 was 100% compared to 101% for the third quarter of last year, and the adjusted combined ratio for the first nine months of 2010 was 102% compared to 101% for the first nine months of last year.  Esurance’s adjusted combined ratio benefited from prior year favorable loss reserve development of 2 points for both the third quarter and first nine months of 2010 compared to 2 points and 1 point for the third quarter and first nine months of last year.  The loss and LAE ratio was 70% and 73% for the third quarter and first nine months of 2010, compared to 72% for both the third quarter and first nine months of last year.  The decrease in the loss and LAE ratio for the third quarter was primarily from favorable loss reserve development on current accident year reserves established in the first six months of 2010. The increase in the loss ratio for the first nine months was primarily due to a greater incidence of large injury claims, a decline in the average premium per policy on new business, and an increase in catastrophe claims, partially offset by higher favorable prior accident year loss reserve development. The adjusted expense ratio was 30% for the third quarter and 29% for first nine months of 2010, compared to 29% for the third quarter and first nine months of last year.  The adjusted expense ratio for the quarter was higher than the third quarter of last year due mostly to increased advertising expenses.

Gary Tolman, CEO of Esurance, said, “The Esurance segment had a good third quarter.  We recorded solid premium growth and better profitability than last year. Other than Florida, our individual state results are in line with our expectations.  We are taking strong actions to improve our Florida results.  Answer Financial continues to perform well and generate strong new auto policy sales.”

Controlled premiums, which include policies sold by Answer Financial, were $1.2 billion on a trailing twelve-month basis.  Controlled premiums were $319 million and $921 million in the third quarter and first nine months of 2010, compared to $296 million and $861 million in the third quarter and first nine months of last year.  Gross premiums written by Esurance were $222 million in the third quarter and $648 million in the first nine months of 2010, an 8% increase from comparable periods of 2009.  Esurance ended the quarter with 843,000 policies-in-force (including 327,000 policies at Answer Financial and 24,000 other controlled policies), an increase of 79,000 from September 30, 2009.

In 2010, Esurance began reporting its expense and combined ratios on an adjusted basis, deducting referral fee revenues from acquisition expenses in order to better reflect this growing benefit, which is a by-product of its advertising expenditures.  See “Regulation G” below.

Other Operations

White Mountains’ Other Operations segment reported pre-tax loss in the third quarter and first nine months of 2010 of $73 million and $125 million, compared to $10 million and $86 million in the third quarter and first nine months of last year.  The increase in pre-tax loss for the third quarter was mainly due to losses reported at WM Life Re and mark-to-market losses on the Symetra warrants, while the increase in pre-tax loss for the first nine months was primarily due to mark-to-market losses on the Symetra warrants.

WM Life Re reported $53 million and $65 million of pre-tax loss in the third quarter and first nine months compared to $4 million of pre-tax income and $54 million of pre-tax loss in the third quarter and first nine months of last year. The losses in the third quarter and first nine months of 2010 resulted from a reduction in the surrender assumptions used to calculate WM Life Re’s variable annuity guarantee liability.  The change in the surrender assumptions increased the liability by $48 million, which was recorded as a reduction of other revenues in the third quarter of 2010.

David Foy, EVP and Chief Financial Officer, commented, “Our previous assumptions reflected our expectation that surrenders would rise as the surrender charges in the underlying annuities continue to decline.  However, we have not seen such an uptick, as persistent instability in financial and foreign exchange markets has kept surrenders low.  Given this experience, we felt it was prudent to lower our surrender assumptions in the third quarter.”

The value of the Symetra warrants decreased by $11 million and $21 million in the third quarter and first nine months of 2010 compared to an increase of $11 million and $15 million in the third quarter and first nine months of last year.

During the third quarter of 2010, White Mountains repurchased and retired 189,392 of its common shares under its share repurchase program for $60 million at an average share price of $316.57, which was approximately 74% of White Mountains’ September 30, 2010 adjusted book value per share.

Investment Activities

The GAAP total return on invested assets for the third quarter and first nine months of 2010 was 4.0% and 4.6%, which included 1.9% and 0.5% of currency gains, compared to 4.1% and 8.3% for the third quarter and first nine months of last year, which included 1.2% and 1.6% of currency gains.

Manning Rountree, President of White Mountains Advisors said, “Our total investment portfolio was up 4.0% for the third quarter and 4.6% for the first nine months.  Dollar weakening boosted returns by 1.9% for the third quarter and 0.5% for the first nine months.

In local currencies, our fixed income portfolio was up 1.2% for the quarter and 3.7% for the first nine months.  Fixed income performance has lagged its benchmark, chiefly because of duration differences.  The fixed income portfolio remains short, safe and sound.  Our total equity portfolio returned 6.9% for both the third quarter and for the first nine months.  Driven by very strong performance from our partners at Prospector, our common stock and convertible bond portfolio returned 8.8% for the third quarter and 7.9% for the first nine months.  Both returns are well ahead of their benchmark for the first nine months.  Our gradual shift back toward common equities has paid dividends so far this year.  Barring a major change in outlook, we expect to continue this gradual shift going forward.”

Additional Information

White Mountains is a Bermuda-domiciled financial services holding company traded on the New York Stock Exchange and the Bermuda Stock Exchange under the symbol WTM. Additional financial information and other items of interest are available at the company’s website located at www.whitemountains.com. White Mountains expects to file its Form 10-Q with the Securities and Exchange Commission on or before November 9, 2010 and urges shareholders to refer to that document for more complete information concerning its financial results.

Regulation G

This earnings release includes four non-GAAP financial measures that have been reconciled to their most comparable GAAP financial measures.  White Mountains believes these measures to be more relevant than comparable GAAP measures in evaluating White Mountains’ financial performance.

Adjusted book value per share is a non-GAAP financial measure which is derived by expanding the calculation of GAAP book value per share to exclude equity in net unrealized gains (losses) from Symetra’s fixed maturity portfolio net of applicable taxes.  In addition, the number of common shares outstanding used in the calculation of adjusted book value per share are adjusted to exclude unearned restricted common shares, the compensation cost of which, at the date of calculation, has yet to be amortized. The reconciliation of adjusted book value per share to GAAP book value per share is included on page 7.

Adjusted comprehensive income (loss) is a non-GAAP financial measure that excludes the change in equity in net unrealized gains (losses) from Symetra’s fixed maturity portfolio, net of applicable taxes, from comprehensive income (loss).  The reconciliation of adjusted comprehensive income (loss) to comprehensive income (loss) is included on page 8.

Esurance’s adjusted expense ratio and adjusted combined ratio are non-GAAP financial measures. To calculate the adjusted expense ratio and adjusted combined ratio, acquisition expenses are reduced by referral fee revenue. Referral fee revenue, which is recorded as a component of other revenues under GAAP, represents fees that Esurance receives for referring customers for whom it does not write policies to other insurance carriers and aggregators.  Management believes that Esurance’s adjusted expense ratio and adjusted combined ratio are better measures to evaluate Esurance’s underwriting results than its GAAP expense ratio and GAAP combined ratio because the expenses that are incurred to acquire policyholders at Esurance, particularly advertising expenses, also lead to referral fee revenue.  The reconciliation of Esurance’s adjusted expense ratio and adjusted combined ratio to its GAAP expense ratio and GAAP combined ratio follows:

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2010	2009	2010	2009
GAAP expense ratio	32%	30%	31%	30%
Referral fees	(2)%	(1)%	(2)%	(1)%
Adjusted expense ratio	30%	29%	29%	29%
GAAP combined ratio	102%	102%	104%	102%
Referral fees	(2)%	(1)%	(2)%	(1)%
Adjusted combined ratio	100%	101%	102%	101%

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This earnings release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements, other than statements of historical facts, included or referenced in this release which address activities, events or developments which we expect or anticipate will or may occur in the future are forward-looking statements.  The words “will,” “believe,” “intend,” “expect,” “anticipate,” “project,” “estimate,” “predict” and similar expressions are also intended to identify forward-looking statements.  These forward-looking statements include, among others, statements with respect to White Mountains’:

•                        change in adjusted book value per share or return on equity;

•                        business strategy;

•                        financial and operating targets or plans;

•                       incurred loss and loss adjustment expenses and the adequacy of its loss and loss adjustment expense reserves and related reinsurance;

•                        projections of revenues, income (or loss), earnings (or loss) per share, dividends, market share or other financial forecasts;

•                        expansion and growth of our business and operations; and

•                        future capital expenditures.

These statements are based on certain assumptions and analyses made by White Mountains in light of its experience and perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate in the circumstances. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that could cause actual results to differ materially from expectations, including:

•                        the risks associated with Item 1A of White Mountains’ 2009 Annual Report on Form 10-K;

•                       claims arising from catastrophic events, such as hurricanes, earthquakes, floods, fires, terrorist attacks or severe winter weather;

•                        the continued availability of capital and financing;

•                        general economic, market or business conditions;

•                        business opportunities (or lack thereof) that may be presented to it and pursued;

•                        competitive forces, including the conduct of other property and casualty insurers and reinsurers;

•                       changes in domestic or foreign laws or regulations, or their interpretation, applicable to White Mountains, its competitors or its customers;

•                        an economic downturn or other economic conditions adversely affecting its financial position;

•                        recorded loss reserves subsequently proving to have been inadequate;

•                       actions taken by ratings agencies from time to time, such as financial strength or credit ratings downgrades or placing ratings on negative watch;

•                        other factors, most of which are beyond White Mountains’ control.

Consequently, all of the forward-looking statements made in this earnings release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by White Mountains will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, White Mountains or its business or operations.  White Mountains assumes no obligation to publicly update any such forward-looking statements, whether as a result of new information, future events or otherwise.

WHITE MOUNTAINS INSURANCE GROUP, LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

(millions, except share amounts)

(Unaudited)

	September 30,	December 31,	September 30,
	2010	2009	2009
Assets

Fixed maturity investments	$6,085.4	$6,101.2	$5,936.2
Short-term investments	1,348.3	2,098.4	2,336.6
Common equity securities	636.0	458.5	307.6
Convertible fixed maturity investments	156.0	233.1	326.7
Other long-term investments	429.7	341.3	377.5

Total investments	8,655.4	9,232.5	9,284.6

Cash	401.2	366.0	258.1
Reinsurance recoverable on unpaid losses	2,621.4	2,790.9	2,834.1
Reinsurance recoverable on paid losses	31.9	35.0	41.0
Insurance and reinsurance premiums receivable	842.2	785.5	922.7
Funds held by ceding companies	120.4	123.1	123.8
Investments in unconsolidated affiliates	440.0	344.8	356.1
Deferred acquisition costs	241.7	303.8	329.2
Deferred tax asset	483.5	564.0	512.6
Ceded unearned insurance and reinsurance premiums	252.3	111.1	128.6
Value of acquired business in force - Answer Financial	27.6	35.8	39.0
Accounts receivable on unsettled investment sales	147.4	27.6	47.0
Other assets	728.9	723.1	799.0

Total assets	$14,993.9	$15,443.2	$15,675.8

Liabilities

Loss and loss adjustment expense reserves	$6,415.9	$6,802.1	$6,953.6
Unearned insurance and reinsurance premiums	1,361.6	1,498.5	1,655.4
Debt	818.7	1,050.7	1,050.5
Deferred tax liability	368.1	355.3	343.6
Ceded reinsurance payable	293.3	92.0	152.1
Funds held under reinsurance treaties	83.9	97.4	85.3
Accounts payable on unsettled investment purchases	110.0	9.1	60.2
Other liabilities	1,270.8	1,196.6	1,127.4

Total liabilities	10,722.3	11,101.7	11,428.1

White Mountains’ common shareholders’ equity

White Mountains’ common shares and paid-in surplus	1,379.1	1,445.0	1,440.5
Retained earnings	2,125.9	2,215.9	2,116.2
Accumulated other comprehensive income (loss), after tax:
Equity in unrealized gains (losses) from investments in unconsolidated affiliates	.5	—	(.3)
Equity in net unrealized gains (losses) from Symetra’s fixed maturity portfolio net of applicable taxes	110.9	(9.0)	5.9
Net unrealized foreign currency translation gains and other	51.4	5.5	15.0

Total White Mountains’ common shareholders’ equity	3,667.8	3,657.4	3,577.3

Noncontrolling interests
Noncontrolling interest - OneBeacon Ltd.	292.6	351.0	337.4
Noncontrolling interest - WMRe Group Preference Shares	250.0	250.0	250.0
Noncontrolling interest - consolidated limited partnerships and A.W.G Dewar	61.2	83.1	83.0

Total noncontrolling interests	603.8	684.1	670.4

Total equity	4,271.6	4,341.5	4,247.7

Total liabilities and equity	$14,993.9	$15,443.2	$15,675.8

(more)

WHITE MOUNTAINS INSURANCE GROUP, LTD.

BOOK VALUE AND ADJUSTED BOOK VALUE PER SHARE

(Unaudited)

	September 30,	June 30,	December 31,	September 30,
	2010	2010	2009	2009
Book value per share numerators (in millions):

White Mountains’ common shareholders’ equity	$3,667.8	$3,513.6	$3,657.4	$3,577.3
Benefits to be received from common share obligations under employee stock option plans (1)	—	—	.4	1.1
Book value per share numerator	3,667.8	3,513.6	3,657.8	3,578.4
Equity in net unrealized (gains) losses from Symetra’s fixed maturity portfolio, net of applicable taxes	(110.9)	(73.8)	9.0	(5.9)
Adjusted book value per share numerator	$3,556.9	$3,439.8	$3,666.8	$3,572.5

Book value per share denominators (in thousands of shares):

Common shares outstanding	8,343.1	8,532.4	8,860.2	8,857.6
Common share obligations under employee stock option plans(1)	—	—	2.4	6.0
Book value per share denominator	8,343.1	8,532.4	8,862.6	8,863.6
Unearned restricted common shares	(47.7)	(58.6)	(59.1)	(68.0)
Adjusted book value per share denominator	8,295.4	8,473.8	8,803.5	8,795.6

Book value per share	$439.62	$411.79	$412.73	$403.72
Adjusted book value per share	$428.79	$405.94	$416.52	$406.17

(1) Assumes conversion of in-the-money stock options.

WHITE MOUNTAINS INSURANCE GROUP, LTD.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(millions, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Revenues:
Earned insurance and reinsurance premiums	$732.7	$902.0	$2,456.5	$2,711.7
Net investment income	54.7	66.2	172.8	204.5
Net realized and unrealized investment (losses) gains	(2.5)	170.7	86.3	362.3
Other revenue	36.6	63.8	78.4	109.6

Total revenues	821.5	1,202.7	2,794.0	3,388.1
Expenses:
Loss and loss adjustment expenses	426.1	544.1	1,683.9	1,616.2
Insurance and reinsurance acquisition expenses	153.4	181.9	521.4	543.9
Other underwriting expenses	96.4	122.7	312.8	366.8
General and administrative expenses	43.0	70.9	151.1	174.0
Amortization of Answer Financial purchase accounting adjustments and accretion of fair value adjustment to loss and lae reserves	5.1	7.7	16.0	22.4
Interest expense on debt	13.2	17.1	44.2	54.3

Total expenses	737.2	944.4	2,729.4	2,777.6

Pre-tax income	84.3	258.3	64.6	610.5

Income tax expense	(17.2)	(73.9)	(16.2)	(174.8)

Income before equity in earnings of unconsolidated affiliates	67.1	184.4	48.4	435.7
Equity in earnings of unconsolidated affiliates	7.9	8.3	1.6	17.8

Net income	75.0	192.7	50.0	453.5
Net income attributable to noncontrolling interests	(24.3)	(33.1)	(36.4)	(83.3)
Net income attributable to White Mountains’ common shareholders	50.7	159.6	13.6	370.2

Comprehensive income, net of tax:
Change in equity in net unrealized gains from investments in unconsolidated affiliates	43.1	127.6	126.4	207.0
Change in foreign currency translation and other	126.9	80.8	45.9	98.8

Comprehensive income	220.7	368.0	185.9	676.0
Comprehensive income attributable to noncontrolling interests	—	.9	—	(.9)
Comprehensive income attributable to White Mountains’ common shareholders	220.7	368.9	185.9	675.1

Change in equity in net unrealized gains from Symetra’s fixed maturity portfolio	(43.1)	(126.3)	(125.9)	(206.2)

Adjusted comprehensive income	$177.6	$242.6	$60.0	$468.9

Basic earnings per common share	$6.01	$18.02	$1.57	$41.85

Diluted earnings per common share	$6.01	$18.02	$1.57	$41.84

Dividends declared and paid per common share	$—	$—	$1.00	$1.00

WHITE MOUNTAINS INSURANCE GROUP, LTD.

QTD SEGMENT STATEMENTS OF PRE-TAX INCOME (LOSS)

(in millions)

(Unaudited)

For the Three Months Ended September 30, 2010

	OneBeacon	WMRe	Esurance	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$317.9	$204.5	$210.3	$—	$732.7
Net investment income	21.6	22.0	6.8	4.3	54.7
Net realized and unrealized investment gains (losses)	51.6	(51.7)	10.3	(12.7)	(2.5)
Other revenue - foreign currency translation gain	—	43.1	—	—	43.1
Other revenue - referral fee revenue	—	—	4.3	—	4.3
Other revenue - Tuckerman Fund I	—	—	—	9.0	9.0
Other revenue	17.1	.2	11.0	(48.1)	(19.8)

Total revenues	408.2	218.1	242.7	(47.5)	821.5

Expenses:
Loss and loss adjustment expenses	179.9	98.2	148.0	—	426.1
Insurance and reinsurance acquisition expenses	66.9	37.8	48.7	—	153.4
Other underwriting expenses	53.8	24.5	18.1	—	96.4
General and administrative expenses - Tuckerman Fund I	—	—	—	7.5	7.5
General and administrative expenses	6.0	2.7	9.0	17.8	35.5
Amortization of Answer Financial purchase accounting adjustments	—	—	3.0	—	3.0
Accretion of fair value adjustment to loss and lae reserves	—	2.1	—	—	2.1
Interest expense on debt	6.4	6.7	—	.1	13.2

Total expenses	313.0	172.0	226.8	25.4	737.2

Pre-tax income (loss)	$95.2	$46.1	$15.9	$(72.9)	$84.3

For the Three Months Ended September 30, 2009

	OneBeacon	WMRe	Esurance	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$492.8	$213.4	$195.8	$—	$902.0
Net investment income	34.4	22.0	6.2	3.6	66.2
Net realized and unrealized investment gains	117.6	27.0	12.9	13.2	170.7
Other revenue - foreign currency translation gain	—	23.2	—	—	23.2
Other revenue - referral fee revenue	—	—	2.3	—	2.3
Other revenue - Tuckerman Fund I and II	—	9.9	—	7.9	17.8
Other revenue	5.7	.1	11.1	3.6	20.5

Total revenues	650.5	295.6	228.3	28.3	1,202.7

Expenses:
Loss and loss adjustment expenses	298.2	104.3	141.6	—	544.1
Insurance and reinsurance acquisition expenses	101.4	40.9	39.6	—	181.9
Other underwriting expenses	79.4	23.9	19.4	—	122.7
General and administrative expenses - Tuckerman Fund I and II	—	8.6	—	6.1	14.7
General and administrative expenses	6.9	10.0	8.6	30.7	56.2
Amortization of Answer Financial purchase accounting adjustment	—	—	4.2	—	4.2
Accretion of fair value adjustment to loss and lae reserves	1.4	2.1	—	—	3.5
Interest expense on debt	9.1	6.6	—	1.4	17.1

Total expenses	496.4	196.4	213.4	38.2	944.4

Pre-tax income (loss)	$154.1	$99.2	$14.9	$(9.9)	$258.3

WHITE MOUNTAINS INSURANCE GROUP, LTD.

YTD SEGMENT STATEMENTS OF PRE-TAX INCOME (LOSS)

(in millions)

(Unaudited)

For the Nine Months Ended September 30, 2010

	OneBeacon	WMRe	Esurance	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$1,199.4	$638.2	$618.9	$—	$2,456.5
Net investment income	74.9	66.9	19.8	11.2	172.8
Net realized and unrealized investment gains (losses)	79.6	14.4	16.3	(24.0)	86.3
Other revenue - foreign currency translation gain	—	22.9	—	—	22.9
Other revenue - referral fee revenue	—	—	11.5	—	11.5
Other revenue - Tuckerman Fund I	—	—	—	18.4	18.4
Other revenue	21.3	13.5	33.2	(42.4)	25.6

Total revenues	1,375.2	755.9	699.7	(36.8)	2,794.0

Expenses:
Loss and loss adjustment expenses	775.5	456.6	451.8	—	1,683.9
Insurance and reinsurance acquisition expenses	263.5	122.6	135.3	—	521.4
Other underwriting expenses	186.5	69.3	57.0	—	312.8
General and administrative expenses - Tuckerman Fund I	—	—	—	16.2	16.2
General and administrative expenses	20.5	16.9	26.5	71.0	134.9
Amortization of Answer Financial purchase accounting adjustments	—	—	9.7	—	9.7
Accretion of fair value adjustment to loss and lae reserves	—	6.3	—	—	6.3
Interest expense on debt	23.4	20.1	—	.7	44.2

Total expenses	1,269.4	691.8	680.3	87.9	2,729.4

Pre-tax income (loss)	$105.8	$64.1	$19.4	$(124.7)	$64.6

For the Nine Months Ended September 30, 2009

	OneBeacon	WMRe	Esurance	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$1,470.8	$651.5	$589.4	$—	$2,711.7
Net investment income	92.4	82.8	18.5	10.8	204.5
Net realized and unrealized investment gains	239.1	72.7	34.7	15.8	362.3
Other revenue - foreign currency translation gain	—	54.6	—	—	54.6
Other revenue - referral fee revenue	—	—	5.9	—	5.9
Other revenue - Tuckerman Fund I and II	—	29.9	—	18.4	48.3
Other revenue	16.2	.3	34.1	(49.8)	.8

Total revenues	1,818.5	891.8	682.6	(4.8)	3,388.1

Expenses:
Loss and loss adjustment expenses	861.9	327.9	426.4	—	1,616.2
Insurance and reinsurance acquisition expenses	294.3	131.5	118.1	—	543.9
Other underwriting expenses	236.4	74.2	56.2	—	366.8
General and administrative expenses - Tuckerman Fund I and II	—	28.4	—	16.6	45.0
General and administrative expenses	18.9	23.6	26.2	60.3	129.0
Amortization of Answer Financial purchase accounting adjustment	—	—	13.8	—	13.8
Accretion of fair value adjustment to loss and lae reserves	4.1	4.5	—	—	8.6
Interest expense on debt	30.1	19.7	—	4.5	54.3

Total expenses	1,445.7	609.8	640.7	81.4	2,777.6

Pre-tax income (loss)	$372.8	$282.0	$41.9	$(86.2)	$610.5

WHITE MOUNTAINS INSURANCE GROUP, LTD.

SUMMARY OF GAAP RATIOS AND PREMIUMS

(Dollars in millions)

(Unaudited)

	Three Months Ended September 30, 2010				Nine Months Ended September 30, 2010
OneBeacon	Specialty	Personal	Run-off	Total	Specialty	Personal	Run-off	Total
GAAP Ratios
Loss and LAE	51%	76%	77%	57%	56%	76%	80%	65%
Expense	39%	35%	35%	38%	38%	33%	40%	37%
Combined	90%	111%	112%	95%	94%	109%	120%	102%

Net written premiums	$273.5	$13.6	$.6	$287.7	$771.6	$238.6	$(7.1)	$1,003.1
Earned premiums	$249.6	$24.2	$44.1	$317.9	$726.7	$265.4	$207.3	$1,199.4

	Three Months Ended September 30, 2009				Nine Months Ended September 30, 2009
	Specialty	Personal	Run-off	Total	Specialty	Personal	Run-off	Total
GAAP Ratios
Loss and LAE	53%	69%	66%	60%	44%	75%	66%	59%
Expense	39%	32%	37%	37%	39%	31%	38%	36%
Combined	92%	101%	103%	97%	83%	106%	104%	95%

Net written premiums	$260.9	$128.3	$114.7	$503.9	$724.0	$397.9	$349.3	$1,471.2
Earned premiums	$233.9	$140.5	$118.4	$492.8	$673.9	$436.8	$360.1	$1,470.8

	Three Months Ended September 30,		Nine Months Ended September 30,
White Mountains Re	2010	2009	2010	2009
GAAP Ratios
Loss and LAE	48%	49%	72%	50%
Expense	30%	30%	30%	32%
Combined	78%	79%	102%	82%

Gross written premiums	$214.4	$211.3	$917.7	$835.6
Net written premiums	$187.2	$171.3	$736.2	$672.3
Earned premiums	$204.5	$213.4	$638.2	$651.5

	Three Months Ended September 30,		Nine Months Ended September 30,
Esurance	2010	2009	2010	2009
Adjusted Ratios (1)
Loss and LAE	70%	72%	73%	72%
Expense	30%	29%	29%	29%
Combined	100%	101%	102%	101%

Gross written premiums	$222.0	$205.5	$648.4	$600.3
Net written premiums	$221.2	$204.8	$645.9	$598.5
Earned premiums	$210.3	$195.8	$618.9	$589.4

(1) Adjusted expense and combined ratios include acquisition expenses net of referral fee revenue

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